Contacts:
Retrophin, Inc.	6 Degrees
Martin Shkreli, Chief Executive Officer	Tony Plohoros, Principal
(212) 983-1310	(908) 591-283
martin.shkreli@retrophin.com	tplohoros@6degreespr.com

Retrophin Completes Reverse Merger With Desert Gateway, Inc.

Creates publicly traded biotechnology company

New York, NY (December 18, 2012) – Retrophin, Inc., a biotechnology company focused on discovering and developing treatments for rare and life-threatening diseases, today announced the successful completion of its merger with Desert Gateway, Inc. (OTCQB: RTRX) and its transition to a publicly-traded company.  The combined company, currently trades as an over-the-counter (OTC) stock under the symbol RTRX.QB.

As a result of the transaction, the Company has 8,338,837 shares outstanding.  Martin Shkreli has resumed the role of Chief Executive Officer. “Becoming a publicly traded company represents an important milestone in our growth strategy, as doing so provides us with access to capital and liquidity, as well as creates additional possibilities for us to grow and advance our pipeline,” said Shkreli, also the Founder of Retrophin.

Retrophin will continue to focus on developing its lead compound, RE-021 (formerly known as DARA).  Retrophin is developing RE-021 for the treatment of focal segmental glomerulosclerosis (FSGS), a rare disease that attacks the kidney’s filtering system (glomeruli), causing serious scarring, progressive kidney function line and rapid loss of the kidneys.  FSGS is one of the causes of a serious condition known as Nephrotic Syndrome.  An estimated 50,000 patients in the United States suffer from FSGS, most of whom are diagnosed as pediatrics or young adults.  The company expects to begin enrollment in its potentially pivotal Phase II clinical trial “FONT-3” during the first half of 2013.

Retrophin estimates that its 2013 operating expense will be $5 to $7 million.  “We expect that this relatively modest expense will allow us to complete the historic FONT-3 study, with top-line results available in the second half of 2013,” Shkreli added.  “We also expect this operating plan to progress our RE-024 PKAN program to the goal of an IND in late 2013 or early 2014.”

About Retrophin

Retrophin is a biotechnology company focused on discovering and developing treatments for rare and life-threatening diseases.  Retrophin is currently developing treatments for focal segmental glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and other catastrophic diseases.  The company’s lead compound, RE-021, formerly known as DARA, is scheduled to begin enrollment in a potentially pivotal Phase II clinical trial for FSGS in the first half of 2013.

Retrophin Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  No forward-looking statement can be guaranteed.  Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Retrophin’s business Retrophin undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

# # #